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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Shopko Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHOPKO STORES, INC.

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 28, 2003

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:

        Notice is hereby given that the Annual Meeting of Shareholders of ShopKo Stores, Inc. will be held on Wednesday, May 28, 2003 at 10:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, for the following purposes:

          1)    To elect three directors of the Company to serve until 2006;

          2)    To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending January 31, 2004; and

          3)    To transact such other business as may properly come before the meeting.

        Shareholders of record at the close of business on April 4, 2003 are entitled to one vote for each share held of record at that time.

        IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS
Peter G. Vandenhouten Secretary
April 28, 2003

SHOPKO STORES, INC.

700 PILGRIM WAY
P.O. BOX 19060
GREEN BAY, WISCONSIN 54307-9060

PROXY STATEMENT

        This proxy statement is furnished for solicitation by the Board of Directors of ShopKo Stores, Inc. (the "Company") of proxies in the enclosed form from holders of Common Stock to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 28, 2003 at 10:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, and at any adjournment of that meeting.

        A shareholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. All proxies which are not so revoked will be voted in accordance with the terms thereof. Unless otherwise indicated, all proxies will be voted for the individuals nominated to serve as directors, and for ratification of the appointment of the independent auditors. The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors or as auditors should decline or be unable to serve, the persons named in the proxy will vote on the same in their discretion.

        This proxy statement and accompanying form of proxy will be first mailed or given to shareholders on or about April 28, 2003.

        The Company's Common Stock, $0.01 par value ("Common Stock"), is the only class of capital stock currently outstanding, and only the holders of Common Stock of record at the close of business on April 4, 2003 are entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held of record on each proposal being voted upon. As of the record date, 29,092,451 shares of Common Stock are eligible to vote at the meeting. A majority of the shares entitled to vote constitutes a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting.

ITEM 1

ELECTION OF DIRECTORS

        Pursuant to the Company's Articles of Incorporation, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. Jack W. Eugster, Stephen E. Watson and Richard A. Zona are nominated to serve three-year terms expiring at the 2006 Annual Meeting of Shareholders.

Vote Requirement to Elect Nominees; Board Recommendation

        Directors are elected by a plurality of the votes cast by holders of the Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the three directors who receive the largest number of votes will be elected as directors. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast.

        The Board recommends a vote FOR these nominees. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote for the election of these nominees. The Board is informed that Messrs. Eugster, Watson and Zona are willing to serve as directors. If, however, they are unable to serve or for good cause will not serve, the proxy may be voted for such other person or persons as the proxies shall, in their discretion, determine.

        Set forth below is certain information, as of February 1, 2003, concerning Messrs. Eugster, Watson and Zona and the six directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Election as Class III Directors for Terms Expiring at the Annual Meeting in 2006

Jack W. Eugster; 57; director of the Company since September, 1991 and Non-Executive Chairman of the Board since May, 2001; he was the Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1986 until February, 2001. Mr. Eugster is also a director of Best Buy Co., Inc. and Donaldson Company, Inc.

Stephen E. Watson; 58; director of the Company since July, 1997; formerly President, Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer of outdoor recreational equipment and clothing, from November, 1997 until November, 2002 when he retired; he held various executive officer positions with Dayton-Hudson Corporation and its corporate predecessors from 1972 until his retirement in March, 1996, including President, Chairman/Chief Executive Officer of the Department Store Division and member of the Board of Directors from 1991 until March, 1996. Mr. Watson is also a director of Retek, Inc.

Richard A. Zona; 58; director of the Company since January, 2003; Chief Executive Officer of Zona Financial, LLC, a financial advisory firm, since December, 2000. From 1989 to 2000, Mr. Zona held various executive positions with U.S. Bancorp, including, Vice Chairman, Chief Financial Officer and Vice Chairman of Wholesale Banking and Wealth Management; from 1970 to 1989, Mr. Zona, a certified public accountant, held various posts with Ernst & Young, LLP, including National Director of Financial Services, directing audit, tax and management consulting services for the firm. Mr. Zona is also a director of Polaris Industries Inc. and New Century Financial Corp. and served on the Federal Reserve Board Advisory Council in 1998 and 1999.
Class I Directors Whose Terms Expire at the Annual Meeting in 2004

Jeffrey C. Girard; 55; director of the Company since June, 1991; Mr. Girard has been the Vice Chairman, Finance and Administration of the Company since April, 2002, and served as Interim-Chief Executive Officer from April, 2002 to October, 2002. Prior to joining the Company, Mr. Girard was President of Girard & Co. of Minneapolis, Minnesota, a private consulting company from 1999 to 2002, and from 1997 to 1999, was an Adjunct Professor at the Carlson School of Management, University of Minnesota. He served as Executive Vice President and Chief Financial Officer of Supervalu, Inc. from October, 1992 to July, 1997.

Dale P. Kramer; 63; director of the Company since August, 1991; Chairman of the Board from July, 1997 to March, 2000; President and Chief Executive Officer of the Company from February, 1991 to March, 1999; prior thereto, he served as the Company's Executive Vice President from April, 1983 to February, 1986 and as its Executive Vice President and Chief Operating Officer from February, 1986 to February, 1991. Prior to that, Mr. Kramer was employed by the Company in various other positions since 1971.

John G. Turner; 63; director of the Company since August, 1999; Chairman, Hillcrest Capital Partners, since May, 2002; Mr. Turner was Vice Chairman, ING Americas and General Manager and Chief Executive Officer, ING Mutual Funds and Institutional Asset Management-U.S. from the acquisition of ReliaStar Financial Corp. by the ING Group in September, 2000 until December, 2001 when he retired; prior thereto he held numerous executive offices within ReliaStar, including Chairman and Chief Executive Officer from 1993 to September, 2000. Mr. Turner is also a director of Hormel Foods Corporation.
Class II Directors Whose Terms Expire at the Annual Meeting in 2005

Sam K. Duncan; 51; director of the Company since October, 2002 when he joined the Company as President and Chief Executive Officer. From 1992 to 2002, Mr. Duncan held various merchandising and executive positions with Fred Meyer, Inc., a division of The Kroger Co. since 1999, including: President of Fred Meyer from 2001 to October, 2002 and President of Ralph's Supermarkets from 1998 to 2001. Mr. Duncan began his retail career in the supermarket industry in 1969 with Albertson's, Inc., where he held various merchandising positions until 1992.

Martha A. McPhee; 47; director of the Company since March, 2002; formerly Senior Vice President and Chief Operating Officer for American Public Media Group and its subsidiaries, Minnesota Public Radio, Southern California Public Radio and the Greenspring Companies from 2000 to March, 2003; Ms. McPhee served in various executive positions with BRW, Inc./URS Corporation, an engineering consulting firm from 1989 to 2000, most recently as Senior Vice President and Chief Operating Officer of the Transportation Division.

Gregory H. Wolf; 46; director of the Company since November, 1998; President of CIGNA Group Insurance as well as subsidiaries CIGNA Life Insurance Company of New York and Life Insurance Company of North America, entities manufacturing and distributing group life, accident and disability insurance for CIGNA Corp. since October, 2002; Mr. Wolf joined CIGNA in September, 2001 as a Division President to lead a new business development initiative; from January, 2000 to June, 2001, Mr. Wolf was Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services; prior thereto, he was an officer of Humana, Inc., a provider of managed healthcare products and services, from October, 1995 to August, 1999, including President, Chief Executive Officer and Director from December, 1997 to August, 1999.

CORPORATE GOVERNANCE MATTERS

Board of Directors and Committees

        The Board of Directors held 8 meetings in the fiscal year ended February 1, 2003. Each incumbent director participated in 75 percent or more of the total number of the meetings of the Board and of the committees of which such director is a member. The Board of Directors believes that the majority of the current directors are independent under the New York Stock Exchange listing standards proposed in April, 2003. The non-management directors of the Company hold regular executive sessions, which are presided over by Mr. Eugster, as Non-Executive Chairman. Parties wishing to communicate directly with the Non-Executive Chairman or the non-management directors as a group may direct correspondence to Mr. Eugster at:

Mr. Jack Eugster c/o Corporate Secretary Shopko Stores, Inc. 700 Pilgrim Way P.O. Box 19060 Green Bay, WI 54307-9060

        The Board has three standing committees: the Compensation and Stock Option Committee, the Audit Committee, and the Nominating/Corporate Governance Committee.

        The Compensation and Stock Option Committee is currently comprised of Messrs. Watson (Chairman) and Eugster, and Ms. McPhee, each of whom is independent. The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's employee stock option and stock incentive plans. In addition, the Compensation and Stock Option Committee reviews the President's recommendations on (i) compensation of all executive-level corporate officers, (ii) granting of awards under the Company's compensation and benefit plans and (iii) adopting and changing major corporate compensation policies and practices, and reports its actions and recommendations to the full Board of Directors. The Compensation and Stock Option Committee met 3 times in the fiscal year ended February 1, 2003.

        The Audit Committee is currently comprised of Messrs. Turner (Chairman), Wolf and Zona, each of whom is "independent" within the meaning of the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that Mr. Zona qualifies as an "audit committee financial expert" within the meaning of the applicable rules and regulations of the Securities and Exchange Commission. The duties of the Audit Committee are to oversee the actions of the Company toward: (i) maintaining the reliability and integrity of the Company's accounting policies and financial reporting and disclosure practices; (ii) establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Company; (iii) establishment and maintenance of processes to assure compliance by the Company with applicable laws and regulations; (iv) reviewing the qualification, independence and performance of the Company's independent public accountants; and (v) reviewing the performance of the Company's internal audit function. The Board of Directors has adopted a charter for the Audit Committee, which is attached to this proxy statement as Appendix A. The Audit Committee met 4 times in the fiscal year ended February 1, 2003.

        The Nominating/Corporate Governance Committee was established by the Board of Directors in November, 2002 and is currently comprised of Messrs. Eugster (Chairman), Turner and Wolf, each of whom is independent. The duties of the Nominating/Corporate Governance Committee are to: (i) assist the Board in the selection of candidates for election to the Board, including identifying, as necessary, new candidates who are qualified to serve as directors of the Company, and recommending to the Board candidates for election to the Board; (ii) monitor and advise the Board on matters relating to director compensation; (iii) develop and recommend to the Board, and periodically review, corporate governance principles applicable to the Company; and (iv) monitor and advise the Board on corporate governance matters and practices. The Nominating/Corporate Governance Committee will consider candidates nominated by shareholders in accordance with the procedures set forth in the Company's By-Laws. The Nominating/Corporate Governance Committee met 1 time in the fiscal year ended February 1, 2003.

Director Compensation

        Each director who is not an employee of the Company receives an annual retainer fee of $25,000, a fee of $1,000 for each board meeting in which the director participates, a fee of $1,000 for each Audit Committee meeting in which the director participates and a fee of $1,000 for each other committee meeting in which the director participates, if such committee meeting is not held on the same day as a board meeting. Non-employee chairpersons of the Board's committees receive an additional $4,000 annual retainer fee. The Company reimburses all non-employee directors for travel and related expenses incurred in connection with Board and committee meetings.

        In May, 2001, Mr. Eugster was appointed as Non-Executive Chairman of the Board of Directors. During the fiscal year ended Februrary 1, 2003, as compensation for serving as Non-Executive Chairman of the Board, Mr. Eugster received annual compensation of $400,000 in addition to his other Board compensation. Beginning February 2, 2003, Mr. Eugster no longer receives cash compensation for serving as Non-Executive Chairman but on January 22, 2003 he was granted an option to purchase 6,700 shares of the Company Common Stock at $11.70 per share.

        The Company's 1995 Stock Option Plan, as amended, 1998 Stock Incentive Plan, and 2001 Stock Incentive Plan authorize various stock incentive awards to non-employee directors. Messrs. Eugster, Kramer, Turner, Watson, and Wolf and Ms. McPhee were granted options to purchase 4,000 shares of Common Stock at $19.85 per share on May 29, 2002. In addition, as incentives to join the Board, Ms. McPhee was granted options to purchase 4,000 shares at $14.71 per share on March 6, 2002 and Mr. Zona was granted options to puchase 4,000 shares at $12.79 per share on January 6, 2003.

        The Company has a deferred compensation plan for non-employee directors that allows non-employee directors to elect to defer their annual retainers and other fees. This Plan provides that (i) the participating director may defer up to 100 percent (minus applicable tax withholding and social security tax) of the director's fees under the Plan; (ii) amounts deferred under the Plan will, at the election of the participating director, earn interest either at a rate equal to 120 percent of the 120-month rolling average of 10-year U.S. Treasury Notes or at a rate equal to the rate earned under one or more equity portfolios described in the Plan; and (iii) amounts deferred under the Plan will be payable in a lump sum or annual installments over 3, 5, 10 or 15 years commencing upon the earlier of the participating director's termination as a director for any reason (including death) or the participating director's reaching age 70 (extended for up to five years for a director's initial deferral under the Plan). As of February 1, 2003, no current non-employee directors have elected to participate in this Plan.

        As noted above, Mr. Watson serves on the board of directors of Retek, Inc., a provider of software and services to the retail industry. Retek, Inc. is a vendor of the Company, having received approximately $160,000 in the last fiscal year to update the Pamida division's retail merchandising system. All transactions with Retek, Inc. were made in the ordinary course and Mr. Watson had no role in any negotiations between the companies. While additional transactions with Retek, Inc. might take place in the future, no significant expenditures are planned.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        Set forth in the table below is information regarding the beneficial ownership of shares of the Common Stock by (i) each person or entity known by the Company to beneficially own 5% or more of the total number of outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table, and (iv) the directors and executive officers of the Company as a group (21 persons). Except as otherwise noted, information with respect to directors and executive officers is as of February 1, 2003.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent
FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	2,388,840	8.2%
Barclays Global Investors, N.A.(4) 45 Fremont Street San Francisco, CA 94105	2,279,316	7.8%
Dimensional Fund Advisors Inc.(5) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,238,200	7.7%
Goldman Sachs Asset Management(6) 32 Old Slip New York, NY 10005	1,721,363	5.9%
Jack W. Eugster(7)	138,597	*
Sam K. Duncan(8)	50,000	*
Jeffrey C. Girard(9)	117,000	*
Dale P. Kramer	281,000	1.1%
Martha A. McPhee	1,000	*
John G. Turner	19,962	*
Stephen E. Watson	13,465	*
Gregory H. Wolf	16,000	*
Richard A. Zona	1,000	*
Michael J. Bettiga(10)	61,140	*
Steven T. Harig	16,000	*
Michael J. Hopkins	62,500	*
William J. Podany(11)	175,000	*
All directors and executive officers as of February 1, 2003 as a group (21 persons)	970,664	3.3%

*
Less than 1%

(1)
Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2)
Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Eugster 109,897 shares, Mr. Girard 61,000 shares, Mr. Kramer 236,000 shares, Mr. Turner 10,762 shares, Mr. Watson 13,465 shares, Mr. Wolf 11,000 shares, Mr. Bettiga 58,740 shares, Mr. Harig 16,000 shares, Mr. Hopkins 62,500 shares, Mr. Podany 175,000 shares, and all directors and executive officers as a group, 795,667 shares.
(3)
Based on Schedule 13G/A filed February 14, 2003. According to this filing, FMR Corp. has sole voting power as to 86,100 shares and sole dispositive power as to all 2,388,840 shares as of December 31, 2002. In addition, the interest of one person, Fidelity Low Priced Stock Fund, amounted to 2,300,000 shares or 7.95% of the outstanding shares as of December 31, 2002.
(4)
Based on Schedule 13G filed February 12, 2003. According to this filing, Barclays Global Investors, N.A. has sole voting and dispositive power as to 1,824,967 shares and Barclays Global Fund Advisors has sole voting and dispositive power as to 454,349 shares.
(5)
Based on Schedule 13G/A filed February 12, 2003. Dimensional Fund Advisors Inc. has sole voting and dispositive power as to all 2,238,200 shares.
(6)
Based on Schedule 13G filed February 12, 2003. According to this filing, Goldman Sachs Asset Management has sole voting power as to 1,270,000 shares and sole dispositive power as to all 1,721,363 shares.
(7)
Includes 25,000 shares of restricted stock granted pursuant to the Company's 1998 Stock Incentive Plan.
(8)
Includes 50,000 shares of restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan.
(9)
Includes 50,000 shares of restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan.
(10)
The number of shares shown with respect to Mr. Bettiga does not reflect funds from his ShopKo Stores, Inc. Shared Savings 401(k) Plan account invested in Common Stock through the ShopKo Stock Fund. As of February 1, 2003, his approximate ShopKo Stock Fund account balance was $14,937.
(11)
Mr. Podany was employed by the Company through November 30, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

        Based solely upon the Company's review of Forms 3, 4 and 5 received by it during the last fiscal year pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table (the "Summary Compensation Table") sets forth the compensation paid by the Company for each of the last three fiscal years to the Company's current and former Chief Executive Officer and the Company's other four most highly compensated executive officers as of the end of the fiscal year:

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)		Other Annual Compensation ($)(4)	Restricted Stock Awards ($)		Securities Underlying Options/ SARs (#)	All Other Compensation ($)(5)
Sam K. Duncan(6) President Chief Executive Officer	2002	164,519	329,975	(7)	0	651,000	(8)	100,000	3,523	(9)
Jeffrey C. Girard(10) Vice Chairman Finance & Administation Interim CEO	2002	403,462	689,286	(11)	0	980,000	(12)	80,000	45,915	(13)
Michael J. Hopkins President, Pamida	2002 2001 2000	410,700 392,200 407,285	257,876 0 0	(14)	0 0 0	— — —		15,000 15,000 25,000	8,555 7,302 72,738	(15)
Steven T. Harig(16)	2002 2001 2000	363,500 274,491 271,846	161,661 40,000 0		2,030 80 2,853	— — —		10,000 10,000 10,000	7,782 7,184 17,019	(17)
Michael J. Bettiga Sr. Vice President, Retail Health Operations	2002 2001 2000	358,500 304,615 306,346	138,688 0 0	(18)	0 0 0	— — —		10,000 7,500 10,000	7,275 8,089 12,042	(19)
William J. Podany(20)	2002 2001 2000	683,077 740,000 768,462	0 0 0		2,091 0 0	— — —		0 50,000 75,000	120,225 7,133 50,377	(21)

(1)
Refers to fiscal years ended on the following dates: 2000: February 3, 2001; 2001: February 2, 2002; and 2002: February 1, 2003.
(2)
The salaries shown for fiscal year 2000 reflect an extra bi-weekly pay period which occurred during the 53-week fiscal year.
(3)
Represents bonuses earned with respect to the indicated fiscal year, including profit sharing payments and any bonus earned pursuant to the Company's Executive Incentive Plan although all or a portion of such payments may have been paid during the subsequent fiscal year.
(4)
Represents above market interest earned under the Company's Deferred Compensation Plan.
(5)
All Other Compensation for the listed individuals includes one or more of the following: Company-paid portion of individual life insurance policies; 401(k) Company match; relocation expenses and tax adjustments in connection therewith; and severance benefits paid to certain individuals.
(6)
Mr. Duncan's employment with the Company commenced October 30, 2002.
(7)
Includes a signing bonus of $150,000.
(8)
Mr. Duncan holds 50,000 shares of restricted stock with an aggregate value as of February 1, 2003 of $562,500. This valuation does not take into account the dimunition in value attributable to the restrictions applicable to the shares. Mr. Duncan's shares of restricted stock vest in four equal annual installments beginning October 30, 2003. Pursuant to the 1993 Restricted Stock Plan, dividends are paid on all shares of restricted stock at the same rate as on unrestricted stock.

(9)
All Other Compensation for Mr. Duncan includes the following: Company paid portion of individual life insurance policy: $14; and relocation expenses and tax adjustments in connection therewith: $3,509.
(10)
Mr. Girard's employment with the Company commenced April 9, 2002. From that time until October 30, 2002, he served as the Interim Chief Executive Officer.
(11)
Includes a signing bonus of $100,000 and special retention bonus of $100,000 payable upon the hiring of a new Chief Executive Officer.
(12)
Mr. Girard holds 50,000 shares of restricted stock with an aggregate value as of February 1, 2003 of $562,500. This valuation does not take into account the dimunition in value attributable to the restrictions applicable to the shares. Mr. Girard's shares of restricted stock fully vest on April 9, 2004. Pursuant to the 1993 Restricted Stock Plan, dividends are paid on all shares of restricted stock at the same rate as on unrestricted stock.
(13)
All Other Compensation for Mr. Girard includes the following: Company paid portion of individual life insurance policy: $114; and relocation expenses and tax adjustments in connection therewith: $45,801.
(14)
Includes the first of four installments of a deferred incentive award in the amount of $6,250, which was increased by $2,742 based on the Company exceeding certain financial performance goals established by the Compensation and Stock Option Committee.
(15)
All Other Compensation for Mr. Hopkins includes the following: Company paid portion of individual life insurance policy: $171; and 401(k) Company match: $8,384.
(16)
Mr. Harig was Senior Vice President, Planning, Replenishment & Analysis, Distribution & Transportation through the end of the fiscal year.
(17)
All Other Compensation for Mr. Harig includes the following: Company paid portion of individual life insurance policy: $157; and 401(k) Company match: $7,625.
(18)
Includes the first of four installments of a deferred incentive award in the amount of $20,563, which was increased by $9,022 based on the Company exceeding certain financial performance goals established by the Compensation and Stock Option Committee.
(19)
All Other Compensation for Mr. Bettiga includes the following: Company paid portion of individual life insurance policy: $171; and 401(k) Company match: $7,104.
(20)
Mr. Podany resigned as President and Chief Executive Officer of the Company effective April 8, 2002 and was employed by the Company through November 30, 2002.
(21)
All Other Compensation for Mr. Podany includes the following: Company paid portion of individual life insurance policy: $144; 401(k) Company match: $6,235 and severance benefits: $113,846.

Option Grants Table

        The following table sets forth information about stock option grants during the fiscal year ended February 1, 2003 to the six executive officers named in the Summary Compensation Table:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
							Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options/SARs Granted(#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year
				Exercise or Base Price ($/Share)
Name					Expiration Date
							5%($)	10%($)
Sam K. Duncan	100,000	15.9%		13.02	10/30/2012		818,821	2,075,053
Jeffrey C. Girard	50,000 30,000	7.9 4.8	% %	19.60 13.78	4/09/2012 12/11/2012		409,410 259,985	1,037,526 658,526
Michael J. Hopkins	15,000	2.4%		13.78	12/11/2012		129,993	329,427
Steven T. Harig	10,000	1.6%		13.78	2/1/2003	(2)	0	0
Michael J. Bettiga	10,000	1.6%		13.78	12/11/2012		86,662	219,617
William J. Podany	0	0%		—	—		—	—

(1)
One-third (1/3) of Company stock options vest and become exercisable on each successive anniversary of the date of grant. All stock options vest immediately upon a "Change of Control," as defined in the Company's stock option award agreements.
(2)
Upon the termination of Mr. Harig's employment with the Company, his unvested options terminated immediately.

Option Exercise and Fiscal Year End Value Table

        The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning stock options exercised during the last fiscal year and the number and value of options outstanding on February 1, 2003:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sam K. Duncan	0	0	0	100,000	0	0
Jeffrey C. Girard	0	0	61,000	30,000	15,080	0
Michael J. Hopkins	7,500	59,228	62,500	50,000	25,493	110,355
Steven T. Harig(1)	7,334	50,886	16,000	0	0	0
Michael J. Bettiga	0	0	58,740	25,000	31,382	46,272
William J. Podany(1)	76,667	658,383	175,000	0	0	0

(1)
Upon the termination of employment of Messrs. Harig and Podany, all unvested options terminated immediately. Pursuant to the terms of the Company's stock option plans, any vested options must be excercised within 90 days of termination of employment or such options are terminated.

Long-Term Incentive Plans—Awards in Last Fiscal Year

        The following table sets forth information about long term incentive plan awards granted during the fiscal year ended February 1, 2003 to the six executive officers named in the Summary Compensation Table pursuant to the Company's 2000 Executive Long-Term Incentive Plan (the "2000 LTIP"):

		Estimated Future Payouts
	Performance or Other Period Until Maturation or Payout(1)
Name		Threshold (% of Salary)	Target (% of Salary)	Maximum (% of Salary)
Sam K. Duncan	1/29/2005	25	50	100
Jeffrey C. Girard	1/29/2005	25	50	100
Michael J. Hopkins	1/29/2005	20	40	80
Steven T. Harig	1/29/2005	17.5	35	70
Michael J. Bettiga	1/29/2005	15	30	60
William J. Podany	—	—	—	—

(1)
Upon attainment of performance criteria as set by the Compensation Committee during a performance period, an award in an amount equal to a percentage of the participant's then-current annual base salary will be paid in the form of the Company's Common Stock, cash, or a combination thereof, as determined by the Compensation Committee. During fiscal year 2002, the Compensation Committee established performance criteria and award levels for the three-year fiscal period commencing February 3, 2002. For the three-year period, the performance criteria are net cumulative earnings before tax and corporate return on net assets. The Company has determined not to disclose its performance criteria on the basis that it is confidential business information.

Employment Agreements

        Mr. Duncan entered into an employment agreement with the Company to serve as the Company's President and Chief Executive Officer effective October 30, 2002. Under this agreement, Mr. Duncan received a signing bonus of $150,000 and has an annual base salary of $725,000, subject to annual review by the Compensation and Stock Option Committee. On his first day of employment, Mr. Duncan was awarded 50,000 shares of restricted stock and an option to purchase 100,000 shares of the Company's Common Stock. Mr. Duncan's initial term of employment is three years. The term will be automatically renewed for one additional year on the third anniversary of the agreement date and on every subsequent anniversary thereafter unless it is terminated by either Mr. Duncan or the Company under circumstances described in the agreement. If Mr. Duncan's employment is terminated by the Company without cause, as defined in the employment agreement, or by Mr. Duncan for good reason, also as defined in the employment agreement, he will be entitled to base salary continuation for the greater of two years or the remaining term of the employment agreement and various other benefits for the salary continuation period. Under the terms of the employment agreement, Mr. Duncan agrees not to disclose confidential information about the Company during the term of his employment and thereafter and not to engage in competition with the Company for two years following his termination of employment.

        Mr. Girard entered into an employment agreement with the Company to serve as the Company's Vice Chairman—Finance and Administration and, on an interim basis, its Chief Executive Officer effective April 9, 2002. Under this agreement, Mr. Girard received a signing bonus of $100,000 and has an annual base salary of $500,000, subject to annual review by the Compensation and Stock Option Committee. On his first day of employment, Mr. Girard was awarded 50,000 shares of restricted stock and an option to purchase 50,000 shares of the Company's Common Stock. Mr. Girard received an additional bonus of $100,000 upon the Company's employment of a new Chief Executive Officer.

Mr. Girard's initial term of employment as Vice Chairman—Finance and Administration under the agreement is three years. The term will be automatically renewed for one additional year on the third anniversary of the agreement date and on every subsequent anniversary thereafter unless it is terminated by either Mr. Girard or the Company under circumstances described in the agreement. If Mr. Girard's employment is terminated by the Company without cause, as defined in the employment agreement, or by Mr. Girard for good reason, also as defined in the employment agreement, he will be entitled to base salary continuation for the greater of two years or the remaining term of the employment agreement and various other benefits for the salary continuation period. Under the terms of the employment agreement, Mr. Girard agrees not to disclose confidential information about the Company during the term of his employment and thereafter and not to engage in competition with the Company for two years following his termination of employment (unless his employment is terminated by him without good reason, in which case Mr. Girard agrees not to compete for one year following termination).

Indemnification of Directors and Officers

        The Company's Bylaws provide for the indemnification of directors and officers of the Company to the full extent permitted by the Wisconsin Statutes. The Company has entered into agreements to indemnify its directors and certain officers, and may enter into similar agreements to indemnify additional officers, in addition to the indemnification provided for in the Bylaws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the Wisconsin Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Severance Agreements

        The Company has entered into change of control severance agreements (the "Severance Agreements") with certain officers of the Company, including those officers identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a "Change of Control" the Company terminates the individual's employment other than for cause or disability, or the individual terminates the individual's employment for good reason then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual's annual base salary, plus (2) a multiple of one, two or three times the individual's average annual bonus for the three fiscal years immediately preceding the date of termination. A "Change of Control" is defined in each of the relevant Severance Agreements to be, among other things, certain business combinations and significant acquisitions of Company Common Stock. The multiple referred to in this paragraph was two for Messrs. Girard, Hopkins, Harig, and Bettiga. With respect to Mr. Duncan, the multiple referred to in this paragraph is three. Each individual would also receive his salary through the date of termination and all other amounts owed to the individual at the date of termination under the Company's benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, two or three year period after the date of termination. The Severance Agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the "Code"), the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

        The Company entered into an agreement with Mr. Podany regarding his resignation as President and Chief Executive Officer of the Company effective April 8, 2002. Mr. Podany terminated his employment with the Company effective November 30, 2002 but he will continue to receive his salary at the current level until April 8, 2004. In addition, Mr. Podany entered into a non-competition agreement through such time.

        The Company entered into an agreement with Mr. Harig regarding his termination of employment with the Company. Pursuant to the agreement, Mr. Harig will receive salary continuation for up to one year; provided, however, that if Mr. Harig accepts alternative employment during such time, his salary continuation will be reduced by the pre-tax compensation he receives for such alternative employment.

Retirement Benefits

        Key executives are eligible for participation in the Company's Supplemental Executive Retirement Plan, ("SERP") which was adopted by the Compensation Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 55 with 10 or more years of service with the Company. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Compensation Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive's final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

Other Compensation

        The Company provides certain personal benefits and other noncash compensation to its executive officers. For the fiscal year ended February 1, 2003, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current Securities and Exchange Commission rules for each person named in the Summary Compensation Table.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS

Executive Compensation Principles

        The Company's Executive Compensation Program is designed to align executive compensation with Company values and objectives, its business strategy and financial performance. In applying these principles, the Compensation and Stock Option Committee (the "Committee") believes the Executive Compensation Program must:

  •
  Reward executives for the enhancement of shareholder value.

  •
  Attract and retain key executives critical to the long-term success of the Company by providing compensation levels comparable to those offered by other leading companies in the industry.

  •
  Reward executives for long-term strategic management and achievement of business objectives.

  •
  Support a performance-oriented environment that rewards achievement of Company goals and Company performance compared to that of the industry.

  •
  Differentiate compensation amounts according to individual performance.

        The Company's philosophy is to target median levels of compensation and benefits, with top quartile compensation levels attainable for superior performance.

Executive Compensation Program

        The executive compensation program is comprised of both cash and equity based compensation. The annual compensation consists of base salary and an annual Executive Incentive Plan (the "EIP") payment. The Committee determines the level of base salary for key executive officers. The Committee determines the base salary based on competitive norms. These competitive norms are based on a comprehensive retail study including companies with a median annual sales volume of $3-4 billion and not on the more diverse peer retail group used for purposes of the performance graph. Additionally, the Committee seeks to fix such salaries in the median range of those companies used for salary survey data. In establishing the base salary levels, the Committee considers:

  •
  Surveys of external comparable positions.

  •
  Compensation paid to comparable positions in similarly sized companies, based on sales revenues derived from industry surveys.

  •
  Position-matching and validation of responsibilities, organizational level and title with external comparable positions in the industry.

        Of these three referenced factors, the Committee places the most emphasis on surveys of external comparable positions. The Committee next weighs the compensation paid to individuals in comparable positions in similarly sized companies. Finally, the Committee validates the information derived from the first two factors by ensuring accurate position-matching by evaluation of responsibilities, organizational level and title.

        An analysis of the survey group compensation level indicates that, as it relates to base salary, the Company's executives, on an overall average basis, receive compensation slightly below the survey median.

        The Committee also approves the participation of key executives in the EIP. Awards for key executive officers vary based on the Company's achievement of certain financial goals. As with base salary, the EIP is intended to be competitive with bonuses paid by other retail companies with approximately $3-4 billion in annual sales. The financial goals set by the Committee for the fiscal year ended February 1, 2003 were met and EIP awards were paid to the Company's senior executives with respect to fiscal year 2002.

        In 2002, the Committee granted a deferred incentive award to certain key executives, including some of the executives named in the Summary Compensation Table above. The incentive award will be paid out in installments over four years with the opportunity for the installments to be increased based on the Company exceeding certain financial performance goals established by the Committee. An executive who terminates his or her employment with the Company forfeits any unpaid deferred incentive award. As noted in the Summary Compensation Table above, certain of the executives received their first installment of the deferred incentive award this year.

        Long-term incentives have historically been provided primarily through grants of stock options and restricted stock. Under the Company's 1995 Stock Option Plan, 1998 Stock Incentive Plan and the 2001 Stock Incentive Plan (the "Stock Option Plans"), the Committee has the discretion to determine, among other things, the individuals to whom stock options are awarded, the number of shares subject to each option, and whether the stock options will be subject to performance criteria. The size of stock option grants are based upon competitive practice and position level. Stock option grants align key executive officers' long-range interests with those of the shareholders by providing the key executive officers with the opportunity to build a meaningful stake in the Company. All Stock Option Plan participants eligible for an annual grant were granted stock option awards in the fiscal year ended February 1, 2003.

        Restricted stock granted pursuant to the Company's various plans is intended to encourage recipients to continue to serve the Company and its shareholders. Although the recipient receives dividends at the same rate as may be granted to owners of unrestricted shares, the restricted stock certificates are not delivered and such shares may not be sold, transferred or pledged until they vest. During fiscal year 2002, four grants of restricted stock were made to senior executives of the Company, including the Chief Executive Officer.

        In addition, the Committee has the ability to make awards to certain eligible executives pursuant to the Company's 2000 Executive Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to provide total compensation opportunities competitive with other similar companies and motivate participants to achieve long-range goals. Awards may be paid out in the Company's common stock, cash or a combination thereof. Under the Incentive Plan, the Committee has the discretion to determine, among other things, the individuals to whom awards may be given, performance periods, performance objectives to be achieved, and award levels. It is expected that all of the Company's executive officers will participate in the Incentive Plan. In the fiscal year ended February 1, 2003, target levels were set for a three-year performance period ending January 29, 2005. No payments were made under the Incentive Plan in fiscal 2002.

        Key executives are eligible for participation in the Company's Supplemental Executive Retirement Plan ("SERP"), which was adopted by the Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 50 with 10 or more years of service with the Company. In 2002, the Committee evaluated the eligibility age for early retirement and increased it to age 55. The Committee grandfathered participants under age 50 who have currently satisfied the years of service requirement. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Committee. The Chief Executive Officer and the other current executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive's final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

        Key executives also participate in the Company's Profit Sharing Program, which is funded entirely by the Company. In this regard, key executive officers are treated in the same manner as any other Profit

Sharing Program participant. Committee approval is not required for participation by key executives in the Profit Sharing Program. A Company award was made under this Program with respect to fiscal year 2002.

        Key executive officers may also participate in the Company's 401(k) Plan which is available to any teammate meeting minimum length of service and number of hours worked standards. Under the 401(k) Plan, the Company contributes 100% of a teammate's personal contribution up to 3 percent of the teammate's base earnings and 50% of the next 2 percent of a teammate's personal contributions of the teammate's base earnings. Also, key executive officers may elect to defer certain annual compensation. Deferred amounts are accounted for as if invested in various accounts.

        On occasion, the Committee may make adjustments to a particular executive's compensation in any given year based on circumstances unique to such executive. For example, such adjustments may recognize extraordinary efforts on a special project, or the need to compensate special talents or expertise in order to retain a key individual.

        The Committee may also award additional bonus payments to certain executives when it determines that such an award is in the Company's and its shareholders' best interest. For example, on November 29, 2000, the Committee authorized certain retention bonus payments to be paid to key executives in January 2004, contingent upon such executives' continued employment with the Company ("Retention Bonuses"). These Retention Bonuses are intended to enable the Company to retain its key executives in an industry which has experienced numerous business failures, significant consolidation, and increased competition for executive talent.

Chief Executive Officer Compensation

        A new Chief Executive Officer was hired on October 30, 2002. The Committee determined the Chief Executive Officer's compensation when he was hired based upon a number of factors and criteria. The Chief Executive Officer's base salary was established based on: surveys of external comparable positions; position-matching through validation of responsibilities; organizational level and title with external comparable positions in the industry; and compensation paid to comparable positions in similarly sized companies based on sales revenue derived from industry surveys. Individual performance is evaluated through regular ongoing personal contact with Committee members. As with other executive officer salaries, comparison was based on a comprehensive retail study including companies having median annual sales volume of $3-4 billion, as opposed to the more diverse peer group used in the Performance Graph. It is noted that the base salary falls well within industry norms.

        The EIP award consideration for the Chief Executive Officer was based on the Company's achievement of certain financial goals which include after tax earnings per share and return on net assets. The financial goals set by the Committee for the fiscal year ended February 1, 2003 were achieved and an EIP award was paid to the Chief Executive Officer.

        On the date he was hired, the Company awarded a nonqualified stock option and restricted stock to the Chief Executive Officer. The option vests over a period of three years, in equal installments each year, and was granted at an exercise price equal to fair market value as of the date of grant. The restricted stock vests over a period of four years, in equal installments each year.

        In the Committee's opinion, the total compensation package for the Chief Executive Officer in fiscal year 2002 is appropriate.

        The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Committee believes its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

Compensation and Stock Option Committee Stephen E. Watson, Chairman Jack W. Eugster Martha A. McPhee

PERFORMANCE GRAPH

        The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years, with the cumulative total return on the Wilshire 5000 Index and the cumulative total return for the S & P Retailing Group selected as the Company's peer group. The comparison assumes $100 was invested on January 31, 1998 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SHOPKO STORES, INC., THE WILSHIRE 5000 INDEX
AND THE S & P RETAILING GROUP

* $100 invested on 1/31/98 in stock or index-including reinvestment of dividends.

AUDIT COMMITTEE REPORT

        In accordance with its written charter adopted by the Board of Directors, the Audit Committee through its oversight role assists the Board in fulfilling its responsibility to the Company's shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of the Company's financial reports. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements. During the fiscal year ended February 1, 2003, the Audit Committee met four times, and, in addition, the committee chair and members discussed the interim and year-end financial results of the Company with management and the independent auditors prior to publication of such results.

        The Audit Committee is composed of three directors who are "independent" within the meaning of the listing standards of the New York Stock Exchange. In addition, the Board of Directors determined that Mr. Zona qualifies as an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The Board of Directors adopted an amended and restated charter for the Audit Committee in March, 2003 in response to recent rule proposals by the New York Stock Exchange and the Securities and Exchange Commission. A copy of the Charter is attached to this Proxy Statement as Exhibit A. The Audit Committee reviews and assesses the adequacy of its Charter annually.

        Auditor Independence and Fiscal 2002 Audit.    In discharging its duties, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees." In addition, the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

        The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed with management and the independent auditors the objectives and scope of the internal audit process and the results of the internal audit examinations.

        Fiscal 2002 Financial Statements and Recommendations of the Committee.    The Audit Committee reviewed the Company's audited financial statements as of and for the fiscal year ended February 1, 2003, with management and the independent auditors.

        Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2003 for filing with the Securities and Exchange Commission.

        Audit Fees.    The aggregate fees billed for professional services rendered by the independent auditors for (1) the audit of the Company's financial statements as of and for the fiscal year ended February 1, 2003 and (2) the review of the financial statements included in the Company's Form 10-Q filings for the fiscal year, were $511,000. In the prior fiscal year ended February 2, 2002, the aggregate audit fees were $713,000.

        Audit-Related Fees.    The aggregate fees billed by the independent auditors for professional services reasonably related to the performance of the audit of the Company's financial statements as of and for the fiscal year ended February 1, 2003 were $48,000. The audit-related services included employee benefit plan audits and SEC review. In the prior fiscal year ended February 2, 2002, the aggregate audit-related fees were $22,000.

        Tax Fees.    The aggregate fees billed for professional services rendered by the independent auditors for tax compliance, tax advice, and tax planning for the fiscal year ended February 1, 2003 were $178,000. The tax-related services included: federal and state tax audit support, tax compliance, and tax consultation and planning. In the prior fiscal year ended February 2, 2002, the aggregate tax fees were $593,000.

        All Other Fees.    The independent auditors did not provide other professional services during the fiscal year ended February 1, 2003. Accordingly, no other fees were paid to the independent auditors, including fees related to financial information systems design and implementation.

        The Audit Committee approves all audit and non-audit services. In the case of non-audit services, the Audit Committee must determine that such services will not compromise the independence or objectivity of the independent auditors. The Audit Committee considered whether, and has determined that, the provision of the types of non-audit services disclosed above is compatible with maintaining the independent auditors' independence.

The Audit Committee: John G. Turner, Chairman Gregory H. Wolf Richard A. Zona

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 31, 2004 and is seeking the ratification of their appointment by the shareholders. Shares represented by the accompanying proxy will be voted for ratification unless the proxy indicates to the contrary.

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required to Ratify Selection; Board's Recommendation

        Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 31, 2004 requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. The Board recommends a vote FOR such ratification. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

PROPOSALS OF SHAREHOLDERS FOR 2003 ANNUAL MEETING

        Nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2004 Annual Meeting and any other shareholder proposed business to be brought before the 2004 Annual Meeting must be submitted to the Company not later than January 27, 2004. Such shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations and shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2004 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 700 Pilgrim Way, P.O. Box 19060, Green Bay, Wisconsin 54307-9060 on or before January 1, 2004. Proposals should be directed to Mr. Peter G. Vandenhouten, Assistant General Counsel and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

        Other Proposed Action.    The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matter other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

        Cost of Solicitation.    The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telecopy and personally.

BY ORDER OF THE BOARD OF DIRECTORS Peter G. Vandenhouten Secretary
Dated: April 28, 2003

APPENDIX A

SHOPKO STORES, INC.
AUDIT COMMITTEE CHARTER

        The Audit Committee of the Board of Directors (the "Board") of ShopKo Stores, Inc. (the "Company") shall have the oversight responsibility, authority and duties described in this Charter.

I.      Purpose

        The Audit Committee's purpose is to assist the Board in fulfilling its oversight obligations in matters relating to auditing, accounting, financial reporting, and systems of internal controls of the Company and its subsidiaries. Additionally, the Audit Committee's purpose is to assist the Board in independently reviewing and overseeing:

  •
  that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

  •
  that management has established and maintained processes to assure that an adequate system of internal controls is functioning within the Company;

  •
  that management has established and maintained processes to ensure compliance by the Company with applicable laws and regulations;

  •
  the qualification, independence and performance of the Company's independent public accountants; and

  •
  the performance of the Company's internal audit function.

        It is not the responsibility of the Audit Committee or any member of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Rather, management is responsible for preparing the Company's financial statements, and the independent public accountants are responsible for auditing such financial statements.

        The Audit Committee provides an opportunity for open communication between financial management, internal auditors, independent public accountants and the Board. It is the expectation of the Audit Committee that management and the independent public accountants will fulfill their responsibility to bring any significant items to the attention of the Audit Committee.

II.    Composition and Operation

        The Audit Committee shall be appointed annually by the Board and shall be comprised of at least three independent directors, one of whom the Board of Directors has determined is an "audit committee financial expert" in accordance with applicable statutes, rules and regulations. If the Board determines no audit committee financial expert is serving on the Audit Committee, the Company shall disclose the reason for the lack of such an expert. The Chairman and each member of the Audit Committee shall satisfy the independence, financial literacy, experience and other requirements of the New York Stock Exchange (the "NYSE") and all other applicable statutes, rules and regulations. Management will report to the Audit Committee and the Board on any developments or changes in the requirements for audit committee membership, and the Board will take appropriate action in the appointment of the Audit Committee Chairman and the members of the Audit Committee. No member of the Audit Committee shall accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than in his or her capacity as a member of the Audit Committee, Board; or any other committee of the Board.

        The Audit Committee shall meet at least four times per year at any time or location it deems appropriate and at such intervals as the Committee determines necessary. The Audit Committee will invite members of management, the independent public accountants or others to attend and provide pertinent information as necessary. The Audit Committee will regularly hold private meetings with management, internal auditors, and the independent public accountants.

III.  Responsibilities

        The Audit Committee shall have the following specific authority, power, and responsibilities:

  A. Relations with Independent Public Accountants

          1.    To recommend to the shareholders the approval of the independent public accountants to audit the books and records of the Company.

          2.    To review and discuss with the independent public accountants the independent public accountants' ultimate accountability to the Board of Directors and the Audit Committee and to approve the fees charged for audits and audit-related services.

          3.    To review, at least on an annual basis, the performance, independence and qualifications of the independent accountants, and to take appropriate action when circumstances warrant, including determining any discharge of the independent public accountants.

          4.    To obtain on an annual basis a written statement from the independent public accountants listing all relationships between the independent public accountants and the Company, consistent with Independence Standards Board Standard No. 1 and confirming that the accountants are independent with the meaning of all applicable statues, rules and regulations, and to review and discuss with the independent public accountants any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and take appropriate action to ensure the independent public accountants' independence is maintained.

          5.    To review the scope, costs and results of the independent audit of the Company's books and records through conferences and direct, private communications with the independent public accountants, as deemed appropriate by the Committee.

          6.    To review on an annual basis a report by the independent public accountants describing: (a) the quality control procedures the independent public accountants have established; and (b) any material issues raised by (i) the most recent internal quality control review or peer review, or (ii) any inquiry or investigation by governmental or professional authorities within the preceding five (5) years, with respect to any independent audit carried out by the independent public accountants; and (c) any steps taken to deal with any issues raised. The Audit Committee shall also review any other material reports or communications received from the independent public accountants.

          7.    To review and provide prior approval of the engagement of the independent public accountants to perform non-audit services not otherwise prohibited by the NYSE or any other applicable statutes, rules or regulations; provided that it is determined such engagement will not compromise the independence or objectivity of the independent public accountants.

          8.    To provide independent direct communication between the Board of Directors, internal auditors and independent public accountants.

  B. Internal Audit

          1.    To review with management and the independent public accountants, at least on an annual basis, the objectives and scope of the internal audit process.

          2.    To review the organizational structure of the internal audit function to ensure full and unrestricted access to senior management and the Audit Committee.

          3.    To review periodically the internal audit program, including audit plans, significant findings, staffing and any other issues that may arise regarding the program.

  C. Financial Reporting

          1.    To review with management and the independent public accountants the Company's annual audited financial statements and quarterly financial statements, including the critical accounting and disclosure policies involved in the preparation of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the impact of these policies on the contents of such reports, including a discussion regarding the qualitative judgment of management and the independent public accountants regarding the appropriateness of accounting principles, estimates and financial disclosure practices employed.

          2.    To review with management and the independent public accountants the effect of off-balance sheet financing (if any) on the Company's financial statements.

          3.    To discuss periodically with management the Company's earnings releases as well as other financial information and earnings guidance shared publicly.

          4.    To review changes in critical accounting and disclosure policies significantly affecting the Company, and significant unusual nonoperating or nonrecurring items.

          5.    To review any significant disagreements between management and the independent public accountants in connection with the preparation of the Company's financial statements.

          6.    To make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company's Annual Report on Form 10-K.

  D. Control Environment

          1.    To review with management and the independent public accountants the adequacy and effectiveness of the Company's accounting and internal control policies and procedures.

          2.    To review with management the measures the Company has instituted to correct deficiencies and address any significant matters noted by the independent public accountants in their annual review.

          3.    To review audit reports received from the independent public accountants and internal auditors and recommend such action in respect of such reports as the Audit Committee deems appropriate to ensure the integrity of financial information.

          4.    To review with management the programs established to (i) provide for compliance with applicable laws and regulations and (ii) prevent unethical, questionable, or illegal activities by Company employees, including a periodic review of the Company's code of business conduct and management's system of enforcing such code. The Audit Committee or the Board shall be responsible for granting waivers to such code for executive officers and directors of the Company.

          5.    To review with management reports on lawsuits, claims and governmental actions against the Company which pose significant risk of losses which could materially impact the financial condition of the Company.

          6.    To review any reports of material transaction to which the Company is a party involving a potential conflict of interest with a director, executive officer or other affiliate of the Company.

          7.    To review guidelines and policies governing the processes and procedures for management's monitoring of significant risks or exposures the Company may face.

          8.    To review with management, the independent public accountants and any others the Audit Committee may deem appropriate, any significant risks or exposures facing the Company and steps that management has taken to minimize such risks to the Company, including accounting and financial controls.

  E. Committee Evaluation, Reporting and Record Keeping

          1.    To review and assess on an annual basis the Audit Committee's Charter and recommend to the Board of Directors such changes as are deemed necessary.

          2.    To periodically review the Audit Committee's composition and recommend to the Board of Directors such changes as are deemed necessary.

          3.    To evaluate on an annual basis whether the Audit Committee is satisfying its responsibilities.

          4.    To report periodically to the entire Board of Directors with regard to the significant activities, findings and recommendations of the Audit Committee.

          5.    To maintain minutes and other relevant records of the Audit Committee's meetings and actions.

          6.    To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          7.    To make such other reports to the entire Board of Directors or the shareholders as deemed appropriate or as may be required by law.

  F. Other

          1.    To take action in connection with such other powers and responsibilities as the Board of Directors may, from time to time, determine.

          2.    To direct an investigation into any matter the Audit Committee deems necessary and appropriate, including the authority to retain independent outside counsel or other professional services.

          3.    To retain or consult with independent outside counsel or other professionals at the Committee's discretion without permission of the Board of Directors or Company management.

          4.    To review and approve hiring decisions by the Company for internal positions involving any partner or manager of the independent public accountant who has worked on the Company's account during the preceding two (2) years.

          5.    To establish procedures for the receipt, retention and treatment of complaints regarding the Company's accounting, internal controls or auditing matters.

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The Board of Directors Recommends a Vote FOR the Proposals.

1.	Election of directors:	01 Jack W. Eugster 02 Stephen E. Watson	03 Richard A. Zona	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending January 31, 2004.	☐	For	☐	Against	☐	Abstain
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
Address Change? Mark Box Indicate changes below: ☐
☐	PLEASE CHECK BOX IF YOU ARE ATTENDING THE ANNUAL MEETING IN PERSON.	Date		, 2003
(Month) (Day)

Signature(s)
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SHOPKO STORES, INC.

ANNUAL MEETING OF
SHOPKO STORES, INC. SHAREHOLDERS

Wednesday, May 28, 2003
10:00 a.m.

St. Norbert College
Bemis International Center
100 Grant Street
DePere, Wisconsin

    Agenda

  •
  Elect three directors to serve until 2006.

  •
  Ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending January 31, 2004.

  •
  Transact such other business as may properly come before the meeting.

ShopKo Stores, Inc. 700 Pilgrim Way, Green Bay, Wisconsin 54304	proxy

This proxy is solicited on behalf of the Board of Directors of ShopKo Stores, Inc.

        The undersigned hereby appoints Steven R. Andrews and Peter G. Vandenhouten proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ShopKo Stores, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 28, 2003 or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

See reverse for voting instructions.

QuickLinks

SHOPKO STORES, INC.
NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 2003
SHOPKO STORES, INC.
PROXY STATEMENT
ITEM 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
Long-Term Incentive Plans—Awards in Last Fiscal Year
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSALS OF SHAREHOLDERS FOR 2003 ANNUAL MEETING
OTHER MATTERS
  APPENDIX A
SHOPKO STORES, INC. AUDIT COMMITTEE CHARTER